Exhibit 99.1

LMP Corporate Loan Fund Inc. Announces Change to Non-fundamental Investment Policy

NEW YORK — (Business Wire) — February 12, 2010  LMP Corporate Loan Fund Inc. (the “Fund”), which is traded on the New York Stock Exchange under the symbol “TLI”, announced today a change to its non-fundamental investment policy relating to the maturities of corporate and U.S. government debt securities in which the Fund may invest. These changes will be effective as of today.

Under the Fund’s amended non-fundamental investment policy recommended by Fund management and approved by the Board of Directors, the Fund may invest up to 20% of its total assets in uncollateralized senior loans, investment and non-investment grade corporate debt securities, U.S. government debt, money market instruments, derivatives designed to hedge risks inherent in the Fund’s portfolio and certain other securities received in connection with investments in collateralized senior loans. Previously, the Fund’s permitted investments in investment and non-investment grade corporate securities and U.S. government debt was limited to securities and debt with maturities of no longer than five years from the date they were acquired by the Fund.

This change to the Fund’s non-fundamental investment policy is intended to broaden the investment opportunities of the Fund, and is undertaken in response to the changing characteristics of the securities market in which the Fund invests. The new issue leveraged finance market has been historically more heavily weighted towards corporate loan issuance. Recently, however, bonds have accounted for the majority of new issuance.  Whereas senior loans previously accounted for approximately 70% of the market, bonds now account for approximately 70% of the market. Most of these new bond offerings have maturities in excess of five years, with average maturities of approximately eight to ten years. By removing the non-fundamental investment policy relating to maturity, the Fund now will be able to participate in a broader section of the new issue market. It is important to note the change is expected to provide the Fund’s investment manager with additional flexibility to meet the Fund’s investment objectives and address developments in the market, but there is no expectation that this will result in dramatic changes in the credit risk undertaken by the Fund or in the weighted average maturity of the Fund’s portfolio.   Also, the Fund will continue to invest at least 80% of its total assets in senior collateralized loans.

LMP Corporate Loan Fund Inc. is a non-diversified management investment company. It is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc. and is sub-advised by Citigroup Alternative Investments LLC, an indirect wholly-owned subsidiary of Citigroup Inc.

Contact the Fund at 1-888-777-0102 for additional information, or consult the Fund’s web site at www.leggmason.com/cef.

All data and commentary provided within this press release is for informational purposes only. Legg Mason, Inc. and all of its affiliates do not engage in selling any of the shares of the Fund. The Fund’s common shares are traded on the New York Stock Exchange.

Brenda Grandell, Director, Closed-End Funds, Legg Mason & Co., LLC, 212-857-8087